Contact: David Reavis (216) 429-5036                             Exhibit 99.1

TFS Financial Corporation Declares Dividend

(Cleveland, OH - November 17, 2016) - TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland (the “Association”), today announced that the Board of Directors declared a quarterly cash dividend of $0.125 per share, payable on December 12, 2016 to stockholders of record on November 29, 2016.
Third Federal Savings and Loan Association of Cleveland, MHC (the “MHC”), the mutual holding company of the Company and owner of 227,119,132 shares, or 80% of the Company’s common stock outstanding, has waived its right to receive the dividend on its shares.
On July 26, 2016, the MHC received the approval of its members (depositors and certain loan customers of the Association) with respect to the waiver of dividends, and subsequently received the non-objection of the Federal Reserve Bank of Cleveland, to waive receipt of dividends on the Company’s common stock the MHC owns up to $0.50 per share during the four quarters ending June 30, 2017. The MHC previously waived the receipt of a $0.125 dividend paid by the Company on September 19, 2016.

Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of September 30, 2016, the Company’s assets totaled $12.9 billion.
This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, the Company’s plans regarding its dividends. These forward-looking statements involve risks and uncertainties that could cause the Company’s results to differ materially from management’s current expectations. The Company’s risks and uncertainties are detailed in its filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2015. Forward-looking statements are based on the beliefs and assumptions of our management and on currently available information. The Company undertakes no responsibility to publicly update or revise any forward-looking statement.